FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Fourth Quarter Dividend

November 14, 2012, Hampton, VA                                Old Point Financial Corporation (“OPOF” – Nasdaq) has declared a quarterly dividend of $0.05 per share of common capital stock to be paid on December 31, 2012 to shareholders of record as of November 30, 2012.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.